NS GROUP, INC.	December 31, 2005	Form 10-K	Exhibit 21
SUBSIDIARIES OF NS GROUP, INC.
(all wholly-owned)

Name	State of Incorporation
Erlanger Tubular Corporation	Oklahoma
Koppel Steel Corporation	Pennsylvania
Newport Steel Corporation	Kentucky
Northern Kentucky Management	Kentucky